EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TurboChef Technologies, Inc.
Dallas, Texas

We hereby consent to the incorporation by reference and the use in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 15, 2003, except as to Note 1 of the Notes to Financial Statements which is as of November 18, 2004, relating to the financial statements of TurboChef Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2003. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Dallas, Texas
January 18, 2005